Exhibit 5.1

August 3, 2021

Enveric Biosciences, Inc.

4851 Tamiami Trail N, Suite 200

Naples, FL 34103

Ladies and Gentlemen:

We have acted as counsel to Enveric Biosciences, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) on the date hereof, under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-4, registration number 333-257272 (as amended, the “Registration Statement”) by the Company. The Registration Statement provides for the registration by the Company of 17,350,022 shares of its common stock, par value $0.01 (the “Shares”) upon the consummation of the amalgamation of 1306436 B.C. Ltd., a wholly-owned subsidiary of HoldCo (as defined below) (“Purchaser”) with and into MagicMed Industries Inc. (“MagicMed”), pursuant to the Amalgamation Agreement, dated May 24, 2021, by and among the Company, 1306432 B.C. Ltd., a wholly-owned subsidiary of the Company (“HoldCo”), Purchaser and MagicMed (the “Amalgamation Agreement”).

In rendering the opinion set forth herein, we have examined the originals, or photostatic or certified copies, of (i) the amended and restated certificate of incorporation and bylaws, each as amended and/or restated as of the date hereof (“Company Charter Documents”), (ii) resolutions of the board of directors of the Company authorizing the issuance of the Shares, (iii) the Registration Statement and all exhibits thereto, and (iv) such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinion stated herein.

In making the foregoing examination we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies. In rendering this opinion, we have assumed that, prior to the issuance of any of the Shares, all approvals for the issuance of Shares referred to in the Registration Statement have become effective. As to all questions of fact material to this opinion, where such facts have not been independently established, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials.

Based upon the foregoing and subject to the assumptions and qualifications stated herein, we are of the opinion that, when the Shares are issued and delivered by the Company in accordance with the Amalgamation Agreement, the Shares will be validly issued, fully paid and non-assessable.

Haynes and Boone, LLP

Attorneys and Counselors

30 Rockefeller Plaza

New York, NY 10112

T (212) 835-4862

F (212) 884-9543

www.haynesboone.com

Enveric Biosciences, Inc.

August 3, 2021

We have not considered, and express no opinion herein as to, the laws of any state or jurisdiction other than the federal laws of the United States of America, and, to the extent relevant to the opinions expressed herein, (i) the Delaware General Corporation Law and (ii) the laws of the State of New York, in each case as in effect on the date hereof, as currently in effect.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of such Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Haynes and Boone, LLP
Haynes and Boone, LLP